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                                                                     EXHIBIT 8.1


                           WEIL, GOTSHAL & MANGES LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000


                                             September 10, 1998



United Rentals, Inc.
Four Greenwich Office Park
Greenwich, CT 06830



Ladies & Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of UR Acquisition Corporation ("Merger Sub"), a direct wholly owned subsidiary of United Rentals, Inc. ("United Rentals"), with and into U.S. Rentals, Inc. ("U.S. Rentals").

          In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger among U.S. Rentals, United Rentals and Merger Sub, dated as of June 15, 1998, as amended and restated on August 31, 1998 (the "Merger Agreement"), and the Joint Proxy Statement\Prospectus filed with the Securities and Exchange Commission on September 10, 1998 (the "Proxy Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of United Rentals, U.S. Rentals and Merger Sub.

          Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger in the Merger Agreement and the Proxy Statement,
(2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and (3) the accuracy of the representations made by United
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Rentals, U.S. Rentals and Merger Sub in those certain Tax Certificates delivered to us by United Rentals, U.S. Rentals and Merger Sub dated the date hereof.

          Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth herein, we are of the opinion that for federal income tax purposes:

          1. The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the
     "Code").

          2. United Rentals, U.S. Rentals and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          3. No gain or loss will be recognized by United Rentals, U.S. Rentals or Merger Sub pursuant to the Merger.


          We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

          Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of United Rentals of which the Proxy Statement forms a part and to the discussion of this opinion and the reference to the name of our firm under the captions "The Merger--Material United States Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement, without admitting that we are "experts" under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, with respect to any part of such Registration Statement.

                              Very truly yours,

                              /s/ WEIL, GOTSHAL & MANGES LLP